UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 26, 2013

Frederick’s of Hollywood Group Inc.

(Exact Name of Registrant as Specified in Charter)

New York	001-5893	13-5651322
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6255 Sunset Boulevard, Hollywood, CA	90028
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:       (323) 466-5151

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 8.01	Other Events.

On September 30, 2013, Frederick’s of Hollywood Group Inc. ( “Company”) issued a press release announcing the receipt on September 26, 2013 of a non-binding proposal letter from HGI Funding LLC (“HGI Funding”), TTG Apparel, LLC (“TTG Apparel”), Tokarz Investments, LLC (“Tokarz Investments”), Fursa Alternative Strategies LLC (“Fursa”), and Arsenal Group LLC (“Arsenal”) (the “Consortium Members”), pursuant to which the Consortium Members proposed to acquire all of the outstanding shares of common stock of the Company not currently owned by them at a proposed price of $0.23 per share as part of a going private transaction, subject to certain conditions. The proposal represents a 26% premium to the then trailing ten day average closing price of the Company’s common stock.

HGI Funding is an affiliate of Five Island Asset Management, LLC and the current holder of the Company’s Series B Convertible Preferred Stock; TTG Apparel is the holder of the Company’s Series A Convertible Preferred Stock, and together with Tokarz Investments, own approximately 25.9% of the outstanding shares of the Company’s common stock; and Fursa and Arsenal are controlled by William F. Harley, a director of the Company, and own, in the aggregate, approximately 43.5% of the outstanding shares of the Company’s common stock as of September 26, 2013.

The Company’s Board of Directors has appointed Milton Walters, its sole disinterested independent director, to serve as the lead director in connection with the full Board’s review and consideration of the proposed transaction. Any proposed transaction must be approved by the lead director.

The Board of Directors cautions the Company’s shareholders and others considering trading in its securities that the Board of Directors has just received the non-binding proposal from the Consortium Members and that no decisions have been made by the Board of Directors with respect to the Company’s response to the proposal or the fairness of its terms. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that this or any other transaction will be approved or consummated. The press release is attached as Exhibit 99.1 to this report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release, dated September 30, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Frederick’s of Hollywood Group Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  September 30, 2013

FREDERICK’S OF HOLLYWOOD GROUP INC.

By:	/s/ Thomas Rende
Thomas Rende
Chief Financial Officer
(Principal Financial and Accounting Officer)